                      MOBLEY ENVIRONMENTAL SERVICES, INC.
                      c/o 111 CONGRESS AVENUE, SUITE 1400
                              AUSTIN, TEXAS 78701

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, OCTOBER 20, 1998

To the Shareholders of Mobley Environmental Services, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Mobley Environmental Services, Inc. (the "Company") will be held at the time and place listed below for the purposes listed below:

Time . . . . . . . . . . . .  11:00 a.m., Tuesday, October 20, 1998
Place. . . . . . . . . . . .  The offices of Brown McCarroll & Oaks Hartline
                              111 Congress Avenue, Suite 1400
                              Austin, Texas  78701

Items of business . . . .     (1)  To elect three members of the Board of
                                   Directors to serve until the next Annual
                                   Meeting of Shareholders or until their
                                   respective successors shall be elected and qualified;

                              (2)  To ratify the appointment of KPMG Peat
                                   Marwick LLP as the Company's independent auditor for the fiscal year ending December 31, 1998; and

                              (3)  To transact such other business as may
                                   properly come before the meeting and any adjournment thereof.

     Holders of the Company's Class A Common Stock and Class B Common Stock of record at the close of business on September 17, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of shareholders entitled to notice of and to vote at the meeting will be available for examination during normal business hours at the offices of Brown McCarroll & Oaks Hartline, 111 Congress Avenue, Suite 1400, Austin, Texas 78701, for a period commencing at least 10 days before the Annual Meeting. Information concerning the matters to be acted upon is set forth in the accompanying Proxy Statement.

     SO THAT WE MAY BE SURE YOUR VOTE WILL BE INCLUDED, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING. FOR YOUR CONVENIENCE, THERE IS ENCLOSED A RETURN ENVELOPE REQUIRING NO POSTAGE WHICH IS FOR YOUR USE IN RETURNING YOUR PROXY. YOUR PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.


Austin, Texas                           By Order of the Board of Directors,
September 22, 1998

                                        JOHN MOBLEY
                                        CHAIRMAN OF THE BOARD

                      MOBLEY ENVIRONMENTAL SERVICES, INC.

                      c/o 111 CONGRESS AVENUE, SUITE 1400
                              AUSTIN, TEXAS 78701

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 20, 1998

     This Proxy Statement is furnished to the shareholders of Mobley Environmental Services, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders of the Company to be held on October 20, 1998 (the "Annual Meeting") at 11:00 a.m. at the offices of Brown McCarroll & Oaks Hartline, 111 Congress Avenue, Suite 1400, Austin, Texas, and any adjournment thereof, for the purposes set forth herein. This Proxy Statement, the Company's Annual Report to Shareholders for the year ended December 31, 1997, and the accompanying proxy card are being mailed to shareholders beginning on or about September 22, 1998.

     The execution and return of the enclosed proxy will not in any way affect a shareholder's right to attend the Annual Meeting and vote in person. Furthermore, a shareholder has the right to revoke his proxy at any time before it is exercised (a) by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or (b) by appearing and voting in person at the Annual Meeting. UNLESS OTHERWISE MARKED, PROXIES IN THE FORM OF THE ACCOMPANYING PROXY CARD THAT ARE PROPERLY EXECUTED AND RETURNED WILL BE VOTED FOR (1) each person named herein under "Proposal No. 1, Election of Directors" as a nominee for positions on the Board of Directors of the Company; and (2) the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditor for the Company for the fiscal year ending December 31, 1998. The Board of Directors is not presently aware of any other proposal which will be brought before the Annual Meeting. However, should any additional matters be properly brought before the Annual Meeting, the persons named in the proxy card will vote such proxies in accordance with their best judgment and what they consider to be the best interests of the Company and its shareholders.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the Company, without additional compensation, by personal interview, telephone, telegram, or otherwise. Arrangements also have been made with brokerage firms and other custodians, nominees, and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

                    RECORD DATE, VOTING SECURITIES, QUORUM,
                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The Board of Directors has fixed the close of business on September 17, 1998, as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote shares of both Class A Common Stock, $.01 par value per share ("Class A Stock"), and Class B Common Stock, $.01 par value per share ("Class B Stock"), at the Annual Meeting and any adjournment thereof. On the Record Date, the outstanding voting securities of the Company consisted of 4,259,650 shares of Class A Stock, and 4,575,643 shares of Class B Stock. Each share of Class A Stock is entitled to one vote and each share of Class B Stock is entitled to ten votes on all matters submitted to a vote of the shareholders. Except as described below with respect to election of directors, the Class A Stock and the Class B Stock vote together as a single class on all matters to be presented for a vote of the shareholders. The holders of Class A Stock, voting as a separate class, have the right to elect one director (being the number of directors as shall constitute at least 25% of the total Board rounded to the nearest whole number), and the holders of Class B Stock, voting as a separate class, have the right to elect the remaining two directors. Shares of Class A Stock and Class B Stock do not have cumulative voting rights. The presence in person or by proxy of the holders of a majority of the shares of Stock (Class A and B) outstanding on the Record Date will be necessary to constitute a quorum for the Annual Meeting and ratification of the appointment of the Company's auditor. The presence in person or by proxy of the holders of a majority of the Class A Stock constitutes a quorum for the election of Class A directors and the presence in person or by proxy of the holders of a majority of the Class B Stock constitutes a quorum for the election of Class B directors.

     At the Annual Meeting, the holders of Class A Stock, voting separately as a class, will elect one director and the holders of Class B Stock, voting separately as a class, will elect two directors. Directors will be elected by a plurality vote of the votes cast with respect to each group of directors to be elected. Ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditor for the fiscal year ending December 31, 1998 (Proposal 2), as well as any other matters that may come before the Meeting, will be determined by a majority vote of the Class A Stock and Class B Stock voting together as a single class, with each holder of Class A Stock having one vote per share and each holder of Class B Stock having ten votes per share. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and, therefore, will not affect the outcome of the election.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of May 31, 1998, the shares of Class A and Class B Stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the issued and outstanding shares of the Company's Class A or Class B Stock, (ii) each director, (iii) the Company's Chief Executive Officer, and (iv) the directors and executive officers as a group. This information is based on public filings made with the Securities and Exchange Commission through May 1998, and certain information supplied to the Company by the persons listed below.

                                          CLASS A STOCK(1)           CLASS B STOCK(1)

                                                  Percent of                  Percent of
   Name of Beneficial Owner (2)         Shares     Class(3)        Shares       Class
--------------------------------       --------   ----------    ------------  ----------
John Mobley                             4,600(4)      *           687,004(5)    15.0%
Lois Ann Mobley                           --          --          253,550(6)     5.5%
James A. Mobley(7)                        --          --          647,517       14.1%
Steven M. Mobley(7)                       --          --          647,517       14.1%
H. David Hughes, Trustee                  --          --          365,786(8)     8.0%
T.M. Mobley                               --          --        1,108,210(9)    24.2%
Jo Ann Mobley Grooms                      --          --          324,671(10)   7.10%
Susan Mobley Matthews                     --          --          235,471(11)    5.1%
David Mobley                              --          --          515,163(12)   11.3%
Robert G. Schleier, Trustee               --          --          691,527(13)   15.1%
Stewart Cureton, Jr.(14)               10,000         *              --          --
Directors and Executive Officers
  as a Group (3 persons)               14,600         *         1,795,214        39.2%

-----------
*Less than 1%

(1) Each share of Class B Stock is convertible into Class A Stock on a share-for-share basis at any time. The information set forth for Class A Stock does not include the shares of Class B Stock which are convertible into Class A Stock.
(2) Addresses of beneficial owners are as follows: John Mobley and Lois Ann Mobley, 305 Camp Craft Road, Suite 150, Austin, Texas; James A. Mobley, 919 Hillcrest Drive, Longview, Texas; Steven M. Mobley, 816 Congress Avenue, Suite 1100, Austin, Texas; H. David Hughes, 111 Congress Avenue, Suite 1400, Austin, Texas; T.M. Mobley, 609 Willow Bend, Kilgore, Texas; Stuart Cureton, Jr., Cureton & Co., Inc., 1100 Louisiana, Suite 3250, Houston, Texas; Jo Ann Mobley Grooms, 1880 Bent Tree, Tyler, Texas; Susan Mobley Matthews, HCR 68, Box 23A, Hondo, Texas; David Mobley, 1909 N. Longview Street, Kilgore, Texas; and Robert G. Schleier, 1100 Stone Road, Suite 101, Kilgore, Texas.
(3) Percentages are calculated on the number of shares that would be outstanding if all remaining stock options were exercised.
(4) Includes a pro-rata portion of the shares of Class A Stock owned by a corporation which is owned 40% by John Mobley; Mr. Mobley shares voting and investment power for shares owned by such corporation.

(5) Includes 253,550 shares held by a family trust for which Mr. Mobley's spouse, Lois Ann Mobley, is co-trustee; Mr. Mobley has no pecuniary interest in such shares.
(6) Represents shares held as co-trustee for a trust; Mrs. Mobley shares voting and investment power for such shares with H. David Hughes.
(7) The number of shares listed for each of James A. Mobley and Steven M. Mobley includes 290,600 shares owned by trusts for which they serve as trustees.
(8) Represents shares held as co-trustee for two trusts (see Footnotes (6) and (9)). Although Mr. Hughes shares voting and investment power for such shares, he has no pecuniary interest in the shares.
(9) Includes 112,236 shares held as co-trustee for a trust; although Mr. Mobley shares voting and investment power with H. David Hughes for shares owned by such trust, he has no pecuniary interest in those shares.
(10) Includes 296,671 shares owned by trusts for which Mrs. Grooms is sole trustee. Also includes 28,000 shares owned of record by Mrs. Grooms' spouse; Mrs. Grooms disclaims beneficial ownership for such shares.
(11) Includes 207,471 shares owned by trusts for which Mrs. Matthews is sole trustee. Also includes 28,000 shares owned of record by Mrs. Matthews' spouse; Mrs. Matthews disclaims beneficial ownership for such shares.
(12) Represents shares held as trustee or co-trustee for trusts. Mr. Mobley shares voting and investment power for 512,739 of the shares.
(13) Represents shares held as trustee or co-trustee for four trusts; Mr. Schleier shares voting and investment power with David Mobley for 511,527 of these shares. However, Mr. Schleier has no pecuniary interest in any of the shares he beneficially owns.
(14) Represents shares which may be acquired within 60 days of May 31, 1998 under stock options granted to Mr. Cureton.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     Three persons are proposed to be elected and qualified as members of the Company's Board of Directors at the Annual Meeting of Shareholders. Each director elected will hold office until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. The persons named in the accompanying proxy have been nominated by the Board of Directors.

     Directors will be elected by a plurality vote of the shares of Class A and Class B Stock (voting as a separate class as described in the previous section) present in person or by proxy at the Annual Meeting. It is the intention of the persons named as proxies in the enclosed form of proxy to vote in favor of the persons listed below unless otherwise indicated on the proxy. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected. All three of the nominees are now directors of the Company and are standing for re-election. Although the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, should any of the nominees become unable or unwilling to serve as a director if elected, the shares of Class A and Class B Stock represented by the proxies will be voted for the election of such other persons as may be nominated. Under the terms of the Company's Bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination has been given to the Company's secretary not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders, within seven days after the notice of the special meeting. The notice must set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the shareholder is a holder of record of stock in the Corporation entitled to vote at such meeting (specifying the class or series of such stock, as applicable) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or undertakings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SLATE OF DIRECTORS NAMED ON THE ENCLOSED PROXY CARD AND, UNLESS OTHERWISE MARKED TO THE CONTRARY, DULY EXECUTED PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED FOR THE SLATE OF DIRECTORS NAMED ON THE ENCLOSED PROXY CARD.

INFORMATION ABOUT DIRECTOR NOMINEES

     Following is certain information regarding each of the three (3) director nominees for the Company, all of which are currently directors of the Company.

       NAME              AGE       POSITIONS WITH THE COMPANY           DIRECTOR SINCE
Class A Director:
-----------------

Stewart Cureton, Jr.      52    Director; Member of Audit Committee          1991
                                and Compensation Committee

Class B Directors:
------------------

John Mobley               67    Chairman of the Board; Member of             1991
                                Executive Committee, Environmental,
                                Health and Safety Committee and
                                Compensation Committee

T.M. Mobley               62    Vice-Chairman of the Board; Member of        1991
                                Executive Committee, Environmental,
                                Health and Safety Committee,
                                Compensation Committee and Audit
                                Committee


     JOHN MOBLEY has been Chairman of the Board of the Company since its organization. From the time of the Company's organization through November 1993, Mr. Mobley served as Chief Executive Officer. Prior to the organization of the Company, Mr. Mobley held various senior management positions with the Company's predecessors. Mr. Mobley was President of Tiger Corporation, a solid-waste disposal company, from 1971 until it was sold to a national solid-waste disposal company in 1986. Upon the sale of substantially all of the Company's operating assets, Mr. Mobley became President, Chief Financial Officer and Secretary of the Company.

     T.M. MOBLEY has been Vice Chairman of the Board since November 1992. Previously Mr. Mobley had served as President and Chief Operating Officer of the Company from the time of its organization until November 1992 and had held various senior management positions with the Company's predecessors since 1961. Mr. Mobley joined Gibraltar Chemical Resources, Inc. ("Gibraltar") as President in 1985 and served in that capacity until 1991. Mr. Mobley served as President of Mobley Company, Inc. ("Mobley Co.") from 1965 until 1989. Upon the sale of substantially all of the Company's operating assets, Mr. Mobley became Vice President and Treasurer of the Company.

     STEWART CURETON, JR. became a director upon completion of the initial public offering by the Company, which closed on October 1, 1991. Mr. Cureton has been with Cureton & Co., Incorporated and its predecessor Curtin & Co., Incorporated, a private investment firm, since 1978, and its President since 1989.

     John Mobley and T.M. Mobley are brothers. There are no other family relationships among the Company's directors and executive officers.

COMPENSATION OF DIRECTORS

     During 1997, directors received annual compensation as follows:

                                     Chairman &        Other Non-
                                   Vice Chairman    Employee Directors
                                   -------------    ------------------
     Annual retainer                   $7,500            $7,500
     Chairman/Vice Chairman
      compensation                     $5,000                --
     Committee chairman fees           $2,500            $2,500
     Board meeting fees (1)            $$,750            $$,750
     Committee meeting fees (2)        $$,500            $$,500

---------------
     (1)  Payment of fees limited to four meetings annually.
     (2) Committee meeting fees are $250 for committee meetings held the same day and location as Board meetings.


MEETINGS OF THE COMPANY'S BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company held six meetings during the year ended December 31, 1997. No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which such director served, during the year ended December 31, 1997. The Board of Directors has four standing committees: Audit, Compensation, Executive, and Environmental, Health and Safety, but does not have a standing nominating committee.

AUDIT COMMITTEE

     The Audit Committee reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company, makes recommendations to the Board as to the selection of the auditors and the scope of their audit services and generally advises the Company with respect to adoption of appropriate accounting policies and procedures. Mr. Stewart Cureton, Jr. and Mr. T.M. Mobley currently are members of the Audit Committee. The Audit Committee did not meet separately from the board of directors during 1997.

COMPENSATION COMMITTEE

     The functions of the Compensation Committee are to review salaries, benefits and other compensation for officers of the Company and its subsidiaries and to advise the Company's Board of Directors regarding
the Company's compensation policies.   The Compensation Committee also
administers the Company's stock incentive plan. Mr. Stewart Cureton, Jr., Mr. T.M. Mobley, and Mr. John Mobley currently are members of the Compensation Committee. The Compensation Committee met one time during the year ended December 31, 1997.

EXECUTIVE COMMITTEE

     The Bylaws confer upon the Executive Committee the authority to manage the affairs of the Company in the intervals between meetings of the Board of Directors, except that the Committee may not (a) declare a dividend or authorize the issuance or repurchase of stock or other securities of the Company, (b) amend or recommend amendment of the Certificate of Incorporation, (c) adopt an agreement of merger or consolidation, (d) recommend to the shareholders the sale of all or substantially all the assets of the Company, (e) recommend to the shareholders the dissolution of the Corporation, or (f) amend the Bylaws of the Company. Mr. John Mobley and Mr. T.M. Mobley currently are members of the Executive Committee. The Executive Committee did not meet during 1997.

ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE

     The Environmental, Health and Safety Committee establishes policy affecting the manner in which the Company protects human health and the environment. Activities of this committee also include oversight of regulatory relationships, personnel matters affecting health and safety and the review of third-party environmental audits as applicable. Mr. John Mobley and Mr. T.M. Mobley currently are members of the Environmental, Health and Safety Committee. The Environmental, Health and Safety Committee did not meet separately from the board of directors during 1997.

                       PROPOSAL 2 - SELECTION OF AUDITORS

     The second proposal for consideration at the Annual Meeting is the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditor of the Company for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP has served as the Company's independent auditor since 1991. Although the Company is not required to solicit the consent of shareholders to the ratification of the appointment of the independent auditor of the Company for fiscal year ending December 31, 1998, the Company elects to do so. Representatives of KPMG Peat Marwick LLP have been invited to the Annual Meeting. If a representative of KPMG Peat Marwick LLP is present at the Annual Meeting, they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. The ratification of the appointment of KPMG Peat Marwick LLP requires the affirmative vote of a majority of the votes represented by the shares of Class A and Class B Stock present in person or by proxy at the meeting voting as a single class. Abstentions and broker non-votes will not be considered a vote for or against the proposal and, therefore, will have no effect on the outcome of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998, AND, UNLESS MARKED TO THE CONTRARY, DULY EXECUTED PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

     In the event that the shareholders do not ratify the appointment of KPMG Peat Marwick LLP as the independent auditor of the Company, the Board of Directors will retain other auditors.

                     INFORMATION ABOUT EXECUTIVE OFFICERS

     The following persons are the Company's current executive officers.

    NAME            POSITION

John Mobley         President, Chief Financial Officer and Secretary

T.M. Mobley         Vice President and Treasurer

     Officers are elected annually by the Board of Directors and serve at the discretion of the Board. Information about John Mobley and T.M. Mobley is set forth under "Information about Director Nominees" on page 6 herein.
Until the sale of the Company's hydrocarbon recycling and recovery business on May 29, 1997, Michael M. Stark served as the Company's President and Chief Executive Officer and W. Christopher Chisholm served as Vice President and Chief Financial Officer, Secretary and Treasurer. Upon completion of the sale of substantially all of the Company's remaining operating assets to United States Filter Corporation ("U.S. Filter"), Mr. Stark and Mr. Chisholm became employees of U.S. Filter and, therefore, resigned as officers of the Company. Set forth below is certain information regarding Mr. Stark and Mr. Chisholm.

MICHAEL M. STARK was President and Chief Executive Officer of the Company from November 3, 1993 through May 29, 1997. From November 1992 to November 1993, he served as the Company's President and Chief Operating Officer. During the previous five years, Mr. Stark was Senior Vice President of TETRA Technologies, Inc. in Houston, Texas, heading its waste treatment operations. Mr. Stark served as a Director of the Company and member of the Executive and Environmental, Health and Safety Committees prior to his resignation from the Board on November 8, 1996.

W. CHRISTOPHER CHISHOLM was Vice President and Chief Financial Officer, Secretary and Treasurer of the Company since 1993. Prior to that time, Mr. Chisholm held the position of Vice President and Controller. Prior to joining the Company in October 1991, Mr. Chisholm was a Senior Manager with KPMG Peat Marwick LLP.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid to the two individuals who served as the Company's Chief Executive Officer during the Company's last three fiscal years (no other executive officer of the Company earned in excess of $100,000 during 1997).

                                                                    Long-Term Compensation
                                                               ---------------------------------
                                     Annual Compensation               Awards           Pay-outs
                                 ---------------------------   ----------------------   --------
        (a)               (b)     (c)       (d)        (e)        (f)          (g)         (h)          (i)
----------------------   -----   ------    -----    --------   ----------  ----------    --------   ------------
                                                     Other                 Securities
                                                     Annual    Restricted   Underlying     LTIP      All Other
 Name and Principal              Salary    Bonus   Compensa-     Stock       Options/    Pay-outs   Compensation
      Position            Year     ($)     ($)(4)   tion ($)   Awards ($)   SARs (#)        ($)          ($)
----------------------    ----   -------   ------   --------   ----------  -----------   --------   ------------
 Michael M. Stark (1)     1997   110,371   50,000       --          --          --          --      15,886(5)
 PRESIDENT & CHIEF        1996   218,000     --         --          --          --          --       7,453(6)
 EXECUTIVE OFFICER        1995   219,440    5,000       --      150,000(8)      --          --       6,500(8)

 W. Christopher           1997   53,308    64,642       --          --          --          --       9,559(9)
 Chisholm (2)
 VICE PRESIDENT & CHIEF
 FINANCIAL OFFICER

 John Mobley (3)          1997     --        --     6,000(10)       --          --          --          --
 PRESIDENT & CHIEF
 EXECUTIVE OFFICER

--------------
(1) Mr. Stark served as the Company's Chief Executive Officer during 1995 and 1996 and through May 29, 1997.
(2) Mr. Chisholm served as a Vice President and the Company's Chief Financial Officer during 1997 until the sale of the Company's remaining operating assets on May 29, 1997.
(3) Mr. Mobley has served as the Company's Chief Financial Officer since May 29, 1997. Although Mr. Mobley is paid directors fees as set forth herein (see "Compensation of Directors" below), he was not paid a salary in 1997 (other than a car allowance) to serve as the Company's Chief Executive Officer (nor has he received a salary to date in 1998).
(4) Reflects bonus earned during 1995 and amounts paid in 1997 in connection with resignation associated with the sale of assets to U.S. Filter.
(5) Consists of term life insurance premiums of $432, car allowance of $779, and the value of a Company vehicle conveyed to Mr. Stark of $14,675.
(6) Consists of contribution to Company's Profit Sharing Plan of $3,203, term life insurance premiums of $864 and disability insurance premiums of $3,386.
(7) Mr. Stark was granted 100,000 shares of restricted Class A Stock in conjunction with the approval of the 1995 Employee Restricted Stock Plan (the "Restricted Stock Plan") at the Company's Annual Meeting of Shareholders on June 8, 1995. Based on the market price of such stock on that date, as reported by the NASDAQ ($1.50 per share), the total value of the restricted stock award was $150,000. At December 31, 1997, the total value of such restricted shares was $25,000, based on the closing bid price of the Class A Stock on that date, as reported by the OTC Bulletin Board ($0.25 per share). Pursuant to the modified terms of the grant of such shares to Mr. Stark, such shares vest in proportion to the number of shares of U.S. Filter stock earned by the Company during the two-year period following the sale of assets to U.S. Filter based on the performance of such assets during that period.

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

(8) Consists of contribution to the Company's Profit Sharing Plan of $2,250, term life insurance premiums of $864 and disability insurance premiums of $3,386.
(9) Consists of term life insurance premiums of $91, car allowance of $968, and the value of a Company vehicle conveyed to Mr. Chisholm of $8,500.
(10) Consists of car allowance.

AGGREGATED OPTION/SAR EXERCISES IN 1997 FISCAL YEAR AND DECEMBER 31, 1997 OPTION/SAR VALUES

     During 1997, there was no exercise of any outstanding option to purchase shares of stock in the Company, and as of December 31, 1997, all such stock options previously granted to the Company's executive officers had terminated unexercised.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     During 1997, the Compensation Committee of the Board of Directors is comprised of Stewart Cureton, Jr., John Mobley, and T.M. Mobley, all of which are non-employee directors of the Company. The Committee reviews the salaries, benefits and other compensation for officers of the Company and its subsidiaries and advises the Company's Board of Directors regarding the Company's compensation policies.

     The following report submitted by the above-listed committee members in their capacity as the Board's Compensation Committee addresses the Company's compensation policy as it relates to its executive officers for fiscal 1997.

     It has been the Committee's belief that it is in the Company's best interest for its compensation programs to be geared toward the attraction and retention of high-caliber executives and other key employees by rewarding individual performance and ultimately, to the promotion of shareholder value. To achieve these objectives, the Company's executive compensation programs were structured to include two principal elements: (1) salary and bonuses, and (2) longer-term incentive rewards.

ANNUAL COMPENSATION--SALARY AND BONUS

     It has been the Compensation Committee's practice to review and approve salaries, including salary increases for executive officers and bonus awards, annually. The salary level for the Company's Chief Executive Officer is set by the Committee based on the experience he brings to that position and his contributions to the performance of the Company. Mr. Stark joined the Company as President and Chief Operating Officer in November 1992 and became Chief Executive Officer from November 1993 to November 1997. His base salary did not change from the inception of his employment. Mr. Stark's employment agreement entitled him to incentive compensation in an amount determined annually by the Compensation Committee. No such incentive compensation was awarded during the year ended December 31, 1997; however, in connection with the sale of the Company's hydrocarbon recycling and recovery business to U.S. Filter and the resulting termination of his employment by the Company, Mr. Stark was paid $50,000 and a Company vehicle valued at $14,675 was conveyed to him.

     The Committee receives reports of recommended salary and bonus actions for the other executive officers from the Chief Executive Officer. The Committee reviews these recommendations, may request additional information and analysis, and ultimately determines whether to approve, recommend changes, or disapprove salary actions.

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

LONG-TERM INCENTIVE COMPENSATION

     In past years, incentives designed to focus on and reward performance over longer-term operations have been provided to executive officers and other key employees in the form of options to acquire shares of the Company's Class A Stock, as well as grants of restricted shares of Class A Stock.

RESTRICTED STOCK AWARDS

     To enable the Company to provide its executive and other key officers with an additional incentive to maximize both long-term and short-term shareholder value by giving them a proprietary interest in the Company through the ownership of stock, thereby increasing the personal stakes of such key employees in the future growth and success of the Company, the Compensation Committee concluded that the grant of restricted shares of Class A Common Stock was in the best interests of the Company and its shareholders. Consequently, the Board of Directors adopted the 1995 Employee Restricted Stock Plan effective January 1, 1995. In light of the sale of substantially all of the Company's remaining operating assets to U.S. Filter, the individual grant agreements were amended such that the deferred compensation costs associated with the unvested shares will be earned by the Company's two executive officers and two other officers only in the event and to the extent that the Company receives additional shares of Common Stock of U.S. Filter pursuant to an "earnout" provision in the definitive asset acquisition agreement.

COMPENSATION PAID TO CERTAIN OFFICERS IN CONNECTION WITH TRANSACTION

     Effective with the closing of the sale of assets to U.S. Filter, the Company's Board of Directors approved payments totaling $165,000 to certain of the Company's officers in recognition of their years of service and past efforts.

DEDUCTIBILITY OF COMPENSATION

     The compensation paid to the Company's executive officers during 1997 is fully deductible by the Company in calculating the Company's Federal taxable income notwithstanding Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain employee remuneration in excess of $1,000,000 per employee.

SUMMARY

     The decisions the Committee makes in approving salaries and bonuses and granting options and other incentives to executive officers are made subjectively by the Committee using their judgment and reflect their evaluation and assessment of individual performance. The Committee bases its decisions, in part, on its regular exposure to these executive officers at Board meetings and the various information it receives about the business during the year. Additionally, the Committee receives the Chief Executive Officer's recommendations regarding compensation for other executive officers and key employees. All such decisions have been made with the objective of retaining and compensating those officers and key employees who have demonstrated to the satisfaction of the Committee the capacity to contribute to the performance of the Company.

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

                                        COMPENSATION COMMITTEE
                                        ----------------------
                                        STEWART CURETON, JR., CHAIRMAN
                                        JOHN MOBLEY
                                        T.M. MOBLEY

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of Stewart Cureton, Jr., John Mobley, and T.M. Mobley, all of which are currently non-employee directors of the Company. From the time of the Company's organization until November 1993, John Mobley served as the Company's Chief Executive Officer and held various management positions with its predecessors prior to that time. From the time of the Company's organization until November 1992, T.M. Mobley served as the Company's President and Chief Operating Officer, and held various senior management positions with its predecessors prior to that time.

                           COMPANY PERFORMANCE GRAPH

     The chart below compares the yearly percentage change in the cumulative total shareholder return on the Company's Class A Stock during the period from September 25, 1991 (the date the Company's stock began trading after its initial public offering) to December 31, 1997, with the cumulative total return on the S&P 500 Index, a Company-constructed peer group and the Russell 2000 Index. The comparison assumes $100 was invested on September 25, 1991 in the Company's Class A Stock and in each of the foregoing indices and assumes reinvestment of dividends.

     Companies included in the peer group are as follows: Clean Harbors, Inc.; Laidlaw Environmental Services, Inc.; Safety Kleen Corp. and TETRA Technologies, Inc. Horsehead Resource Development, Inc., which was included in the peer group in prior years, has not been included in the chart below due to a change in its corporate structure during 1996. Given the Company's inactive operating status, a comparison to the foregoing peer group is currently of relatively minor significance. Accordingly, the Company has included a comparison to the Russell 2000 Index, which is comprised of companies without applicable per group companies, but with similar market capitalization to one another and the Company.

                         SUMMARY OF COMPENSATION PLANS

     Prior to the disposition of substantially all of the Company's remaining operating assets on May 29, 1997, the Company maintained the employee compensation plans summarized below. Effective as of May 29, 1997, the Company had no employees participating in such plans, and the Company does not anticipate that any employees will participate in such plans at any time in the future (currently, the Company has no employees).

RESTATED STOCK COMPENSATION PLAN

     The Company adopted the Restated Stock Compensation Plan to provide for the grant of non-qualified options to participating employees. An aggregate of 645,000 shares of Class A Stock were authorized and reserved for issuance under the plan. The plan was administered by the Compensation Committee, which had the sole authority to interpret the plan, to determine the persons to whom options would be granted, and to determine the exercise price, duration and other terms of options to be granted under the plan; provided that, the exercise price of all options granted under the plan could not be less than the fair market value of the Class A Stock at the date of grant of the option, and no option could be exercisable more than ten years after the date of grant. During 1997, no options were granted under this plan, no previously granted options were exercised, and as of December 31, 1997, no unexercised options remained outstanding (all such options having terminated during 1997).

PROFIT SHARING PLAN

     The Company and its former subsidiaries adopted the Mobley Employees Profit Sharing Plan, which was intended to comply with Section 401 of the Internal Revenue Code and the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). All employees of the companies who had completed six months of service and attained the age of 21 were eligible to participate in the plan. Participating employees were allowed to make pre-tax contributions to their accounts of up to 15% of their compensation (up to a maximum of $9,500 in 1997). The employer, in its discretion, may make matching contributions based on the employee's elective contribution and may make an aggregate contribution which would be allocated among participating employees based on relative compensation levels. Employer contributions vested 30% after three years of service, 40% after four years of service, and 20% per year of service thereafter. Distributions generally were payable in a lump sum after retirement, death or disability. No contribution was made to the Plan in 1997, based on the Company's financial performance.

EMPLOYMENT AGREEMENT

     The Company entered into an employment agreement with Michael M. Stark effective October 23, 1992, which specified that his duties were that of President and Chief Operating Officer of the Company, with a base annual salary of $218,000 (Mr. Stark subsequently became Chief Executive Officer effective November 3, 1993 and served in that capacity until his May 29, 1997 resignation). The agreement also provides that Mr. Stark is entitled to a bonus in an amount to be determined annually by the Compensation Committee. In 1997, Mr. Stark was not awarded bonus compensation pursuant to his Employment Agreement, but did receive compensation in connection with the sale of assets to U.S. Filter. Pursuant to the terms of the employment agreement, Mr. Stark was granted options covering 240,000 shares of the Company's Class A Stock; however, such options have terminated.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1996, the Company engaged Cureton & Co., an entity in which Stewart Cureton, Jr. has an ownership and management interest, to provide certain business consulting services to the Company, including analysis and negotiation of potential business combination transactions to which the Company might be a party. Mr. Cureton is a Class A director. Under the terms of the engagement, the Company paid Cureton & Co. retainer fees of $12,200 through December 31, 1997. Additionally, the Company paid Cureton & Co. a total of approximately $220,000, plus out-of-pocket expenses, in conjunction with the sale of substantially all of the Company's remaining operating assets to U.S. Filter, and a fee of approximately $207,500, plus out-of-pocket expenses, in connection with U. S. Filter's acquisition of PORI International ("PORI"), which was completed on February 28, 1997. Under the terms of the Agreement, U.S. Filter reimbursed the Company $250,000 for expenses associated with its due diligence investigations of PORI, including amounts due to Cureton & Co. Additionally, in connection with the disposition of its oilfield services business described previously, the Company paid Cureton & Co. approximately $150,000, plus out-of-pocket expenses. The Company believes that the terms of its arrangements with Cureton & Co. are consistent with industry standards for similar services.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it with respect to fiscal year 1997, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers, and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.

              SHAREHOLDERS' PROPOSALS FOR THE 1999 ANNUAL MEETING

     Proposals of shareholders to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Shareholders to be held in 1999 must be received by the Secretary of the Company at c/o 111 Congress Avenue, Suite 1400, Austin, Texas 78701 a reasonable time before the Company's solicitation of proxies for the Company's 1999 Annual Meeting. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 adopted under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                   FORM 10-K

     The Company has filed its Annual Report on Form 10-K for the year ended December 31, 1997 with the Securities and Exchange Commission. A copy of the report, including any financial statements, and a list describing any exhibits not contained therein, may be obtained without charge by any shareholder. The exhibits are available upon payment of nominal charges which approximate the Company's cost of reproduction of the exhibits. Written requests for copies of the exhibits should be directed to Mobley Environmental Services, Inc., c/o 111 Congress Avenue, Suite 1400, Austin, Texas 78701.


                                       By Order of the Board of Directors,


                                       JOHN MOBLEY
                                       CHAIRMAN OF THE BOARD
Austin, Texas
September 22, 1998                                          DAL:212229.1










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                                  2180-PS-98



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